EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor Contact: Peg Lupton
(203) 743-8234
Media Contact: Kelly Maicon
(203) 743-8575

ETHAN ALLEN REPORTS RECORD ANNUAL SALES;
RESULTS FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2004

DANBURY, CT., July 29, 2004 -- Ethan Allen Interiors Inc. (NYSE:ETH) today reported sales and earnings for the fourth quarter and fiscal year ended June 30, 2004.

As was previously announced in April 2004, the Company recorded a pre-tax restructuring and impairment charge of $12.8 million (or $0.21 per share) during its fourth quarter ended June 30, 2004 related to the consolidation of two manufacturing facilities.

Year Ended June 30, 2004

For the fiscal year ended June 30, 2004, the Company achieved record annual sales totaling $955.1 million, an increase of 5.3%, from $907.3 million in the prior fiscal year. Annual net delivered sales for the Company’s Retail division increased 9.5% to $576.2 million, while Wholesale sales increased 1.9% to $673.8 million during that same period. Year-to-date, comparable Ethan Allen store delivered sales increased 4.6%.

On a full-year basis, total written orders increased 4.4% as compared to the prior year. Within that same period, Wholesale net orders booked increased 3.2%, while Retail written sales increased 7.7% and comparable store written sales increased 2.6%.

Fiscal year earnings per share, including pre-tax restructuring and impairment charges of $12.5 million, amounted to $2.10 on net income of $80.3 million. This compares to earnings per share and net income of $1.95 and $75.4 million, respectively, for the prior fiscal year, which included pre-tax restructuring and impairment charges of $13.1 million. Excluding the impact of the restructuring and impairment charges in both periods, earnings per share and net income amounted to $2.30 and $88.0 million, respectively, for the current year as compared to $2.17 and $83.5 million, respectively, for the prior year.

Three Months Ended June 30, 2004

Net delivered sales for the fourth quarter ended June 30, 2004 increased 4.3% to $246.6 million from $236.4 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 7.6% to $149.9 million, while Wholesale sales increased 0.8% to $172.3 million during that same period. For the quarter, comparable Ethan Allen store delivered sales increased 6.1%.

Total written orders decreased 7.6% as compared to the prior year quarter. At the Wholesale level, net orders booked decreased 10.2%, while at the Retail level, written sales decreased 0.9% and comparable store written sales decreased 2.6%. The decline in Wholesale orders was partially due to the timing of new product introductions and a leveling of incoming orders resulting from full implementation of the “everyday pricing” program.

For the fourth quarter ended June 30, 2004, earnings per share, including the aforementioned pre-tax restructuring and impairment charge of $12.8 million, amounted to $0.36 on net income of $13.6 million as compared to $0.54 and $20.5 million, respectively, in the prior year quarter. Excluding the impact of the restructuring and impairment charge, earnings per share for the current quarter amounted to $0.57 on net income of $21.5 million.

Farooq Kathwari, Chairman and CEO, commented: “We are pleased with our results for the year. Despite a challenging economic environment we achieved record annual sales of $955 million and increased net income, excluding restructuring and impairment charges in both periods, by 5.4%. In addition, during the fourth quarter, we utilized over $150 million of available cash to pay a special cash dividend of $3.00 per share, repurchase our stock, and also pay our regular quarterly cash dividend.”

Mr. Kathwari further stated: “The last twelve months have provided us an opportunity to make major improvements to our products, our marketing programs, our retail network and all aspects of our operations, including product sourcing. We believe we are in a very good position to take advantage of expected improvements in the economy and the consumer’s continued interest in home decorating. Also, through the introduction of our latest solution – “everyday pricing” – on all of our products, we expect to benefit further from greater productivity of our approximately 3,000 design consultants, increased credibility with the consumer, and an overall improvement in service.”

On the question of business trends, Mr. Kathwari stated: “During the last two weeks, we have seen increased traffic in our stores. Consumers appear cautiously optimistic about the state of the economy and we share that view for this coming quarter. For fiscal 2005, barring any unexpected deterioration in the economy or consumer confidence, we believe we have the opportunity to generate sales and earnings per share growth of approximately 8% and 11%, respectively.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 311 retail stores in the United States and abroad, of which 127 are Company-owned. Ethan Allen has 12 manufacturing facilities, which include 2 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Thursday, July 29th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and other reports filed with the Securities and Exchange Commission. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.

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Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(In millions)

Selected Consolidated Financial Data:

	Three Months Ended		Twelve Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03
Net Sales	$246.6	$236.4	$955.1	$907.3
Gross Margin	47.5%	48.6%	48.3%	49.5%
Operating Margin	9.0%	13.8%	13.4%	13.3%
Operating Margin (ex restructuring & impairment charge)	14.2%	13.8%	14.7%	14.7%
Net Income	$13.6	$20.5	$80.3	$75.4
Net Income (ex restructuring & impairment charge)	$21.5	$20.5	$88.0	$83.5
Operating Cash Flow	$13.0	$26.3	$125.5	$100.1
Capital Expenditures	$9.1	$3.9	$23.0	$27.2
Treasury Stock Repurchases (settlement date basis)	$38.3	$2.4	$38.3	$50.7

EBITDA	$27.8	$38.6	$152.3	$143.0
EBITDA as % of Net Sales	11.3%	16.3%	15.9%	15.8%
EBITDA (ex restructuring & impairment charge)	$40.6	$38.6	$164.8	$156.1
EBITDA as % of Net Sales (ex restructuring & impairment charge)	16.5%	16.3%	17.3%	17.2%

Selected Financial Data by Business Segment:

	Three Months Ended		Twelve Months Ended
Retail	6/30/04	6/30/03	6/30/04	6/30/03
Net Sales	$149.9	$139.3	$576.2	$526.4
Operating Margin	1.9%	0.9%	2.3%	2.8%

	Three Months Ended		Twelve Months Ended
Wholesale	6/30/04	6/30/03	6/30/04	6/30/03
Net Sales	$172.3	$170.9	$673.8	$661.0
Operating Margin	9.7%	18.4%	16.0%	16.5%
Operating Margin (ex restructuring & impairment charge)	17.1%	18.4%	17.9%	18.5%

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Net sales	$246,600	$236,448	$955,107	$907,264
Cost of sales	129,515	121,533	494,027	457,880

Gross profit	117,085	114,915	461,080	449,384
Operating expenses:
Selling	45,966	46,586	176,841	178,608
General and administrative	36,155	35,622	143,914	136,970
Restructuring and impairment charges	12,784	-	12,520	13,131

Total operating expenses	94,905	82,208	333,275	328,709

Operating income	22,180	32,707	127,805	120,675
Interest and other miscellaneous income	161	455	3,332	1,162
Interest and other related financing costs	154	138	641	645

Income before income tax expense	22,187	33,024	130,496	121,192
Income tax expense	8,542	12,483	50,156	45,811

Net income	$13,645	$20,541	$80,340	$75,381

Basic earnings per share:
Net income per share	$0.37	$0.55	$2.16	$2.00

Basic weighted average shares outstanding	36,919	37,117	37,179	37,607
Diluted earnings per share:
Net income per share	$0.36	$0.54	$2.10	$1.95

Diluted weighted average shares outstanding	37,963	38,033	38,295	38,569
Reconciliation of GAAP to Non-GAAP Information:
Net income	$13,645	$20,541	$80,340	$75,381
Add: restructuring & impairment charge,
net of related tax effect	7,862	-	7,708	8,168

Net income (ex restructuring & impairment charge)	$21,507	$20,541	$88,048	$83,549

Earnings per basic share (ex restructuring &
impairment charge)	$0.58	$0.55	$2.37	$2.22

Basic weighted average shares outstanding	36,919	37,117	37,179	37,607
Earnings per diluted share (ex restructuring &
impairment charge)	$0.57	$0.54	$2.30	$2.17

Diluted weighted average shares outstanding	37,963	38,033	38,295	38,569

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2004	June 30, 2003
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$27,528	$81,856
Accounts receivable, net	26,967	26,439
Inventories	186,895	198,212
Prepaid expenses and other current assets	54,192	53,755

Total current assets	295,582	360,262

Property, plant, and equipment, net	277,021	289,423
Intangible assets, net	80,038	78,939
Other assets	1,790	2,944

Total Assets	$654,431	$731,568

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt and capital lease obligations	$4,712	$996
Customer deposits	56,026	55,939
Accounts payable	22,222	25,375
Accrued expenses	53,729	52,116

Total current liabilities	136,689	134,426

Long-term debt	4,509	9,222
Other long-term liabilities	1,205	2,682
Deferred income taxes	51,248	47,539

Total liabilities	193,651	193,869

Shareholders’ equity	460,780	537,699

Total Liabilities and Shareholders’ Equity	$654,431	$731,568